Exhibit 10.40

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

July 1, 2024

Luis Felipe Visoso

Dear Luis,

It is with great pleasure that we at Western Digital Corporation extend this offer of employment to you. Your position will be Executive Vice President and Chief Administrative Officer, reporting to me. This position is exempt and will pay an annual base salary of $825,000 (US Dollars). This offer is contingent upon successful completion of background and reference checks.

As you know, Western Digital Corporation is in the process of separating its flash and hard disk drive (HDD) businesses into two separate and independent public companies (the Separation). Subject to the Separation and the completion of the local separation of the flash and HDD businesses in the US, it is intended that your employment with Western Digital Technologies, Inc. (Western Digital) will be transferred to Sandisk Technologies, Inc. (Sandisk) on October 1, 2024 or such later date as Western Digital or Sandisk will subsequently communicate to you. It is our intent that you will ultimately serve as the Chief Financial Officer of Sandisk following the Separation.

You will be eligible to participate in Western Digital’s Short-Term Incentive (STI) Plan. The STI performance period is the company’s fiscal year, which begins on or about July 1 of each year. Your individual target award is 150% of your eligible wages earned during each performance period. The payout will be based on corporate business results and your individual accomplishments, subject to approval by the Compensation and Talent Committee of the Board of Directors (C&T Committee).

Contingent upon approval by the C&T Committee, we will recommend a sign-on RSU award with a target value of $20,000,000 (US Dollars) that will vest with respect to one half of the award on each of the first two anniversaries of the date of grant. Your sign-on RSU will be converted to a number of units (rounded down to the nearest whole number) equal to (i) $20,000,000 (US Dollars), divided by (ii) the closing stock price of a share of the company’s common stock as of the grant date of the award.

Contingent upon approval of the C&T Committee, we will also recommend a fiscal 2025 long-term incentive (LTI) award with a target value of $10,000,000 (US Dollars). Your fiscal 2025 LTI award will consist of 100% RSUs. The target value of your annual LTI award in future fiscal years will be $9,000,000, subject to change at the discretion of the C&T Committee, and will be a combination of performance and time-vested awards.

Your fiscal 2025 LTI award and your sign-on RSU are each subject to Western Digital’s Standard Terms and Conditions for RSU awards, as applicable, and will cease upon termination of your employment with Western Digital or one of its subsidiaries (and, following the Separation, Sandisk), provided that if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan), any then-unvested portion of the applicable award will vest pro-rata based on your service.

You will receive a sign-on cash award of $7,150,000 (US Dollars), with $4,000,000 (US Dollars) payable within thirty (30) days of your start date and $3,150,000 (US Dollars) payable within thirty (30) days of the six-month anniversary of your start date. If your employment with Western Digital or one of its subsidiaries (and, following the Separation, Sandisk) terminates prior to the second anniversary of your start date, any portion of the sign-on cash award that you received prior to such termination will be subject to repayment and you will forfeit any unpaid portion of such award. Notwithstanding the foregoing, if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan or applicable post-Separation severance plan), you will not be required to repay the sign-on cash award if you provide a satisfactory release of claims to Western Digital or Sandisk, as applicable. The sign-on cash award is considered taxable income to you when paid.

As a condition of employment, immediately upon hire you will be required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information, and such other subject matter, which the company considers vital to protect its operation. Please also be advised that the company respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto company premises. You are prohibited from using trade secret or confidential information or property of any previous employer or other person in connection with carrying out your job duties with the company.

You are employed by the company on an at-will basis. This means that either you or the company may terminate the employment relationship at any time, for any reason, with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and the company’s Chief People and Inclusion Officer. Furthermore, by accepting employment with the company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the company. You agree to provide the company with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for the company.

As a senior leader in the organization, you will not accrue vacation hours, but will coordinate your time off requests with your manager around the needs of the business. You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Corporation 401(k) Plan immediately. Your position qualifies you for additional benefits provided exclusively to executives of your level including Financial Counseling Reimbursement and company-paid life insurance up to 2x your annual base salary, not to exceed $1,000,000 (US Dollars) (which may require an Evidence of Insurability). You will receive a complete benefits summary during your orientation on your first day of employment.

Your principal place of employment will be at the future Sandisk headquarters at 951 Sandisk Drive, Milpitas, CA 95035. Prior to the Separation, you will also provide services at our corporate headquarters at 5601 Great Oaks Parkway, San Jose, CA 95119. Your first day of employment will be a mutually-agreed date in July 2024. On your first day, we will conduct new hire orientation at our corporate headquarters, or your orientation will be conducted virtually, as needed. At that time, you will be required to provide authentic documents that establish your identity and employment eligibility.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,

David Goeckeler

Chief Executive Officer

Accepted and Agreed:

/s/ Luis Felipe Visoso	Date: June 30, 2024
Luis Felipe Visoso